KIRKLAND’S ADDS DIGITAL EXECUTIVE CHRIS SHIMOJIMA TO BOARD OF DIRECTORS

NASHVILLE, Tenn. (March 2, 2018) — Kirkland's, Inc. (NASDAQ: KIRK) today announced that Chris L. Shimojima has been named to the Company’s Board of Directors. Mr. Shimojima’s appointment is effective immediately and expands the board to nine members.

Mr. Shimojima brings a wealth of experience helping retailers and consumer products companies develop and execute digital and e-commerce strategies. He is currently president of C5 Advisory, a privately-held consulting company that Mr. Shimojima founded in 2017. He also serves as a member of the selection committee and an executive mentor at Evonexus, a leading tech startup incubator in Southern California, and as Chief Growth Officer of the Pocket Suite, which he co-founded in 2015. From 2012 to 2015, Mr. Shimojima was Chief Executive Officer of Provide Commerce, Inc., which operated ProFlowers, Shari’s Berries, Red Envelope and Gifts.com. Provide Commerce was acquired by FTD Companies in 2014. He also serves on the boards of Implus Corporation, Gryphon Investors and Aurora Health Care.

“We’re very pleased to welcome Chris to the Kirkland’s board,” said Mike Madden, President and Chief Executive Officer of Kirkland’s. “His deep experience with e-commerce and digital strategy will help us build on the strong momentum we’ve already achieved and support our efforts to further improve our omni-channel platform.”

Prior to his tenure at Provide Commerce, Mr. Shimojima was Vice President of Global E-commerce for Nike from 2006 to 2012. He has also held marketing and operating positions for Sears Holdings Co., Prudential Financial, Kozmo.com, AT&T and Pepsi-Cola Company.

About Kirkland’s, Inc.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 420 stores in 36 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland's specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, ability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on March 31, 2017. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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